Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Media General, Inc. of our report dated March 3, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in reportable segments described in Note 19, as to which the date is June 13, 2014 relating to the financial statements of LIN Television Corporation which appears in Media General, Inc.’s Current Report on Form 8-K dated November 5, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Hartford, CT

November 5, 2015